EXHIBIT 99.1

Press Release

SOURCE: Huayang International Holdings, Inc.

Huayang International Holdings, Inc. Announces Disposal of Interest in Hotel Investment and Settlement of Debts

Shenyang, China -- September 26, 2002 -- Huayang International Holdings, Inc. (OTCBB: HIHI), today announced that it has approved the sale and transfer of all of its interest in Sheraton Shenyang Lido Hotel to a related company to settle debt obligations owed to this related company.

The transaction is subject to a number of closing conditions. Greater China Appraisal Limited, an international appraisal firm headquartered in Hong Kong, served as an independent appraiser for the transaction.

 "This is a positive move for HIHI, as it will significantly improve the Company's bottom line," said Gao Wanjun, Chairman and CEO of Huayang International Holdings, Inc. "The transaction will also reduce our debt obligations by more than $13 million."

The Company incurred $1.713 million, or $0.23 per share, in losses in fiscal year 2001 from its investment in the hotel. For the six months ended June 30, 2002, it incurred $821,778, or $0.11 per share, in losses from its investment in the hotel.

The Company also announced that it has settled other bank loans totaling $6.7 million with some of its unleased real estate properties. So far this year the Company has settled about $14 million of its $17.3 million bank loans. The Company is currently negotiating with the lending banks to extend the remaining $3.3 million with new terms. Interest expenses are slashed by more than $1 million a year from the reduction of its bank loans.

ABOUT HUAYANG INTERNATIONAL HOLDINGS, INC.

Organized in Nevada, the United States, Huayang International Holdings, Inc. is a real estate development company operated in China. In addition to real estate development, the Company is also involved in pharmaceutical business in China, and seeks to invest in biotechnology, tele-medicine and other high growth sectors in China. The Company is committed to leverage its management, technology and market expertise to capitalize on the rapid growth of the Chinese market.

For more information about the company, please visit http://www.hihi.us

"SAFE HARBOR" CAUTIONARY STATEMENT

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Such forward-looking information involves important risks and uncertainties that could significantly affect future results. These risks and uncertainties include, but are not limited to, those relating to economic, political, legal and social conditions in the People's Republic of China, dependence upon key management personnel, competition, material factors relating to the operations of the business, and domestic and global general economic conditions.

CONTACT:

            Huayang International Holdings, Inc.
            Mary Wang (86)(24) 2318-0688
	    Email: ir@hihi.us